Exhibit 23.J








INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 33-53800 of The Chesapeake Growth Fund, The Chesapeake Core Growth Fund, and The Chesapeake Aggressive Growth Fund (each a series of Gardner Lewis Investment Trust) of our reports dated November 26, 2003, appearing in the Annual Reports for the year ended October 31, 2003, and to the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
March 1, 2004